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Exhibit 99.1


                  VITAL LIVING ENTERS INTO AGREEMENT TO ACQUIRE
                               MAF BIONUTRITIONALS

              ACQUISITION ESTIMATED TO ADD APPROXIMATELY $3,000,000
                          IN SALES TO FISCAL YEAR 2003

October XX, 2002 - PHOENIX, AZ-- Vital Living Inc. (OTCBB: VTLV) the Physician Nutraceutical Company(SM), today announced its intent to acquire privately-held MAF BioNutritionals (MAF) of Boontown, NJ, an innovative nutraceutical company selling to practitioners nationwide in a stock transaction. Pursuant to the terms of the transaction, which is subject to board approval, and certain conditions, is contemplated to be completed in early November, Vital Living will acquire all of the outstanding stock of MAF for 2,500,000 shares of restricted Vital Living common stock, with no registration rights, together with the assumption of certain MAF debt. MAF products are comprised of naturally occurring, primarily certified organic, substances that address the needs of an aging and chronically ill population, an emerging new category in disease prevention and health care.

The acquisition is estimated to approximately $3,000,000 in sales to the company in 2003. The transaction will also allow Vital Living immediate access to over 2,000 existing dispensing practitioners, as well as many retail accounts, health clubs, vitamin stores and life style accounts.

According to Brad Edson, CEO of Vital Living, "We have made good progress with the introduction of our prescription medical food supplement with cardiologists. Now, as we introduce our non-medical food product, Essentum NP(TM), this acquisition will allow the company to have an existing sales force and distribution in over 2,000 healthcare practitioners offices."

William Coppel, President of MAF Bionutritionals, stated, "I am personally excited to become part of the Vital Living organization. The synergy between the two companies is dramatic. I am confident that we will be seeing the benefits of the new distribution channels that MAF brings to the equation almost immediately".

The new organization will combine the strengths of their existing staffs and facilities, improving backend efficiencies while gaining anticipated strong savings in manufacturing. MAF will also add extensive retail distribution not currently available to Vital Living for the sales of Essentum N.P.TM its non-medical version of its heart supplement product currently being dispensed at the Arizona Heart Institute and Medical facilities and by the Medical Resource, LLC, National Provider Network.

Also, as part of the terms of the agreement, Vital Living will also have the exclusive use and endorsement of Dr. Phillip Maffetone, internationally renowned authority on nutrition, complementary medicine, human biology and human performance.

ABOUT MAF

MAF BioNutritionals, LLC, (MAF) a private company located in Boonton, NJ, was formed in 1998 by Dr. Phil Maffetone, who has been a respected pioneer in the field of Complementary Medicine for over 25 years, bringing the latest advances to health care professionals around the world. The MAF line of products includes a number of all natural nutraceuticals that contain certified organic ingredients. The products are all formulated to support proactive human cell maintenance and rehabilitation, which is fundamental in the prevention and treatment of disease, without the damaging side effects of traditional pharmaceuticals. MAF's

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business objective is to capitalize on an emerging healthcare sector, one that focuses on nutrition as a means to true disease prevention, a widely embraced solution to spiraling healthcare costs and the unfolding healthcare crisis.

About Vital Living

Vital Living develops and markets evidence-based nutraceuticals formulated by physicians for distribution through physicians. The company is developing and testing nutraceuticals in collaboration with leading medical experts based on the best available scientific evidence.

Vital Living's nutraceuticals are designed to be incorporated by physicians into a standard physician/patient program, supported by a specially designed compliance regimen. The company's initial area of focus is cardiovascular health, the leading health concern in America affecting 60 million consumers. Essentum is currently being endorsed and prescribed at The Arizona Heart Institute as part of a comprehensive cardiovascular health program.

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the company expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the Company's ability to continue to successfully market and provide its products and services and maintain their effectiveness, the continuation of the arrangements with the Company's product development partners, the ability of the Company to meet its financial projections, and general economic conditions. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.